Exhibit 99.2

Wells Real Estate Fund VI, L.P. Fact Sheet	VI

DATA AS OF SEPTEMBER 30, 2006

PORTFOLIO SUMMARY
PROPERTIES OWNED	% LEASED AS OF 9/30/2006	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE		ALLOCATED NET SALE PROCEEDS
880 Holcomb Bridge Road	SOLD	26%	1/31/90	$6,689,802	7/1/04	$7,109,800		$1,801,573
BellSouth	SOLD	34%	4/25/95	$9,000,000	5/15/06	$13,377,600		$4,400,111
Cherokee Commons	SOLD	11%	6/9/87	$8,907,596	10/01/01	$8,660,000		$886,212
Hartford	SOLD	54%	12/29/93	$6,941,504	8/12/03	$8,925,000		$4,366,494
Marathon	SOLD	42%	9/16/94	$8,279,421	12/29/04	$10,250,000		$4,152,602
Stockbridge Village I Expansion	SOLD	45%	6/7/95	$2,933,246	4/29/04	$4,161,325		$1,840,496
Stockbridge Village II	SOLD	54%	11/12/93	$2,945,262	4/29/04	$2,740,385		$1,450,040
Stockbridge Village III	SOLD	45%	4/7/94	$2,926,832	4/29/04	$2,943,376		$1,303,606
Tanglewood Commons	SOLD**	34%	5/31/95	$8,700,001	10/7/02 & 4/21/05***	$12,110,620	***	$4,045,894	***
WEIGHTED AVERAGE	N/A

*	The Acquisition Price does not include the upfront sales charge.
**	Fund VI retains an ownership interest in two land outparcels.
***	This asset was sold in two transactions. The Disposition Price and Allocated Net Sale Proceeds reflect the combination of the two sales.

FUND FEATURES
OFFERING DATES	April 1993 – April 1994

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	72% to 28%

AMOUNT RAISED	$25,000,000

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended September 30, 2006.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund VI is in the disposition-and-liquidation phase of its life cycle. We are moving toward closing the Fund now that the last remaining office property, BellSouth in Jacksonville, Florida, was sold on May 15, 2006. The only remaining real estate assets in the Fund are the two land outparcels at Tanglewood in Clemmons, North Carolina.

We completed the next distribution of net sale proceeds in November 2006, totaling $4,300,000 from the sales of Tanglewood Commons and the BellSouth building. The remainder of these net sale proceeds and operating cash are being reserved (see “Estimated Annualized Yield” table) to fund the ongoing operations and the remaining expenses and obligations of the partnership associated with its eventual final dissolution. These expenses include, but are not limited to, legal fees; audit and tax fees; printing and postage costs; potential liabilities under the final purchase and sale agreement; and other administrative expenses.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Wells Real Estate Fund VI, L.P. Fact Sheet	VI

DATA AS OF SEPTEMBER 30, 2006

Property Summary

•	The 880 Holcomb Bridge Road property was sold on July 1, 2004, and $1,801,573 in net sale proceeds has been allocated to Fund VI. These proceeds were distributed to the limited partners in May 2005.

•	The BellSouth building in Jacksonville, Florida, was sold on May 15, 2006, and net sale proceeds of $4,400,111 were allocated to the Fund. The November 2006 distribution included $3,956,263 of these proceeds. The remaining proceeds are being reserved to fund the dissolution costs associated with closing the program.

•	The Cherokee Commons property was sold in 2001, and $886,212 of the net sale proceeds was allocated to the Fund. The net sale proceeds were distributed to the limited partners in January 2004.

•	The Hartford property was sold in 2003, delivering allocated net sale proceeds to the Fund of $4,366,494. The General Partners have used $19,116 of these proceeds to fund the Partnership’s pro-rata share of operating expenses, re-leasing costs, and capital expenditures at the Marathon property. In addition, $4,345,000 of the net sale proceeds was distributed to limited partners in January 2004, and the remaining proceeds of $2,378 were distributed in November 2004.

•	The Marathon property was sold in December 2004, following the restabilization of the asset with two long-term leases. Of the net sale proceeds, $4,152,602 was allocated to the Fund, and $3,798,426 was distributed to the limited partners in May 2005. The remaining $354,176 was included in the November 2005 distribution.

•	The Stockbridge Village II, III, and I Expansion properties were sold on April 29, 2004, and net sale proceeds of $1,450,040, $1,303,606, and $1,840,496, respectively, have been allocated to the Fund from these sales. These proceeds were distributed to the limited partners in November 2004.

•	The Tanglewood Commons shopping center was sold on April 21, 2005, and the Fund had previously sold a land outparcel in 2002. The total net sale proceeds allocated to Fund VI were $4,045,894. Of these net sale proceeds, $356,332 was used to fund the Partnership’s pro-rata share of operating costs and re-leasing costs at the Marathon property. The November 2005 distribution included $3,345,824 of the proceeds, and the remaining $343,738 was distributed in November 2006. The Fund also retains an ownership interest in two remaining outparcels.

For a more detailed quarterly financial report, please refer to

Fund VI’s most recent 10-Q filing, which can be found

on the Wells Web site at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/05(3)
PER “A” UNIT	$10	$7.18	N/A	$9.37	$0.26
PER “B” UNIT	$10	$0.00	$2.41	$9.30	$0.26

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.
(2)	This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.
(3)	Please refer to the disclosure related to the estimated unit valuations contained in Item 5 of the 12/31/2005 Form 10-K for this partnership. The 12/31/05 unit values have been adjusted for the November NSP distributions, which total approximately $1.72 per Class A Unit and $1.72 per Class B Unit.

ESTIMATED ANNUALIZED YIELD *

	Q1	Q2	Q3	Q4	AVG YTD
2006	Reserved	Reserved	Reserved	—	—
2005	3.00%	Reserved	Reserved	Reserved	0.75%
2004	5.00%	2.50%	3.00%	3.00%	3.38%
2003	5.00%	5.50%	6.50%	6.50%	5.88%
2002	8.00%	8.00%	8.00%	4.50%	7.13%
2001	8.75%	8.50%	8.50%	8.25%	8.50%
2000	9.00%	9.00%	9.00%	8.75%	8.94%
1999	7.80%	8.22%	8.41%	8.67%	8.28%
1998	8.06%	8.16%	8.01%	7.79%	8.01%
1997	6.81%	6.78%	7.43%	8.02%	7.26%
1996	6.03%	5.40%	4.99%	6.27%	5.67%
1995	6.25%	6.25%	6.27%	6.30%	6.27%
1994	0.00%	0.00%	5.01%	6.27%	2.82%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2005	2004		2003		2002	2001	2000
-12.19%**	-37.08	%**	-26.62	%**	0.00%	16.78%	19.66%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010